Exhibit 99.1

Heartland Bridge Capital, Inc., Changes Name to InterCore Energy, Inc., Approves Forward Split of Common Shares

MAHWAH, N.J., April 10, 2012 /PRNewswire/ -- Heartland Bridge Capital, Inc., (OTCBB:HLBC.OB - News) announced that it has obtained stockholder approval to change the name of the Company to InterCore Energy, Inc. This change reflects the Company's strategic decision to increase the emphasis of its investment, acquisition, and/or product development efforts in the energy sector.

To support its new strategic focus, the Company also announced a 9 for 1 forward split of the Company’s outstanding common stock. The Board and stockholders believe that the forward split is in the Company's best interests, as the increase in shares available at a lower price in the marketplace may be more attractive to potential stockholders.

The name change and the forward split are expected to become effective in early May.

"Energy has always been an integral part of our focus and an obvious personal strength," said James F. Groelinger, InterCore’s CEO and a highly reputed international energy expert. "We have assembled an excellent portfolio of investments in the life sciences arena since our inception and look forward to maximizing their value to our shareholders. For the longer term, though, we believe that a more intense focus under our new name on the many exciting opportunities in the energy sector will provide returns at least as attractive but with better marketplace understanding and response."

Heartland Bridge Capital, Inc. (OTCBB:HLBC.OB), soon to be known as InterCore Energy, Inc., is a public company that participates in emerging companies run by exceptionally talented entrepreneurs and operating executives who are dedicated to generating superior financial returns while creating positive change in our world.  HLBC functions as an owner, product developer, and investor focused primarily on providing equity, acquisition debt, or bridge financing to emerging high-growth companies and entrepreneurs primarily in the area of clean energy and secondarily in the area of life sciences.  www.heartlandbridgecapital.com.

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Safe Harbor Notice

Certain statements contained herein are "forward-looking statements" (as defined in the Private Securities Litigation Reform Act of 1995).  Heartland Bridge Capital, Inc. cautions that statements made in this news release relating to the potential investment in and the business direction of the Company constitute forward-looking statements and makes no guarantee of future performance.  Forward-looking statements are based on estimates and opinions of management at the time statements are made. These statements may address issues that involve significant risks, uncertainties, estimates, and assumptions made by management.  Actual results could differ materially from current projections or implied results.  Heartland Bridge Capital, Inc. undertakes no obligation to revise these statements following the date of this news release.

Contact:

Melissa J. Diaz
South Street Media, Inc
Phone: (917) 937-8968
Email: info@southstreetmedia.com